Exhibit 23.2

James Marshall CPA, P.C.
14455 North Hayden, Suite 206
Scottsdale, AZ 85260
480-443-0500

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement of Rhombic Corporation on Form S-8 to be filed on or about January 21st, 2003 of our report dated April 8th, 2002 on the consolidated financial statements of Rhombic Corporation and Subsidiaries which expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty appearing in the Annual Report on Form 10-KSB of Rhombic Corporation for the year ended December 31st, 2001


By: /s/ James C. Marshall
   ---------------------------
   James Marshall, CPA
   Scottsdale, AZ
   January 27th, 2003